Exhibit 10(h)

                              AMDAHL CORPORATION

                            1994 BONUS PROGRAM FOR
                  OFFICERS, VICE PRESIDENTS, SENIORS AND KEYS

Principles:

1. Maintain a tiered approach to bonus plans to reflect market practice

2.    Raise the threshold at which bonuses begin to be paid

3. Strengthen the link between performance and compensation by trending salaries towards the 50th percentile and targeting base salary plus bonus to the 75th percentile of the market

4. Increase the bonus opportunity to make possible greater variability in pay

5. Make pre-tax profit or operating income the determinant of 75 percent of bonus opportunity

6. Make performance against other quantifiable goals the determinant of 25 percent of bonus opportunity

7. Persons managing or assigned to the various lines of business will earn 75 percent of bonus based on their units' operating income

8. Persons managing or assigned to the corporate functions will earn 75 percent of bonus based on corporate pre-tax income


Conus Eligible Population

Approximately nine percent of the company's employees would be bonus eligible. These employees have been assigned to various levels of incentive participation based on competitive positioning and internal organization.

Incentive
Plan                    Representative                     Bonus
Level                   Participants                       Range
 2                      Sr. Officers                       0-100%
                        & LOB GM's

 3                      Other Officers                     0-75%
                        & Senior VP's

 4                      Other VP's                         0-50%

 5                      Seniors                            0-30%

 6                      Keys                               0-15%

Illustration of Profit and Quantifiable Goals Elements for Each
Incentive Plan Level

                        Percent Salary               Percent Salary
Incentive               Paid at Plan                 Paid at Maximum
Plan Level              Profit      Other            Profit      Other
 2                      37.5        12.5             75.0        25.0

 3                      30.0        10.0             56.25       18.75

 4                      22.5         7.5             37.5        12.5

 5                      15.0         5.0             22.5         7.5

 6                       6.0         2.0             11.25        3.75

Illustration of Operation of Profit Portion of Bonus Plans

Percent                             Percent Salary Earned Under
Profit Plan                         Various Incentive Plans
Achieved                            2    3     4     5     6
 75                                 10   8     5     3     2
 80                                 13   10    8     4     2
 85                                 16   13    10    6     3
 90                                 25   20    15    10    4
 95                                 31   25    19    13    5
100                                 38   30    23    15    6
105                                 45   35    26    17    7
110                                 53   41    29    18    8
115                                 60   46    32    20    9
120                                 68   51    35    21    10
125                                 75   56    38    23    11

Operation of Quantifiable Goals Portion of Bonus Plan

If 75 percent of the profit plan is achieved, the quantifiable goals element will be fully funded.

If 50 percent to 74 percent of the profit plan is achieved, the quantifiable goals element will be partially funded. The actual amount of such funding will be based on management's assessment of all aspects of company/line of business performance for the year.

If less than 50 percent of the profit plan is achieved, the quantifiable goals element will not be funded.